SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 30, 1997


                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)



Delaware                               0-19278              13-3357370
(State or other jurisdiction        (Commission          (IRS Employer
 of incorporation)                  File Number)          Identification)



        51 James Way, Eatontown, New Jersey                07724
----------------------------------------------------------------
        (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code    (908) 542-2800




          (Former name or former address, if changed since last report)



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Item 5.  Other Events

HC Implants, B.V., the wholly owned subsidiary of Osteotech, Inc. (the "Registrant"), has entered into an exclusive, worldwide licensing and option agreement (the "Agreement") for its proprietary PolyActive(TM) polymer biomaterial technology and patents with Matrix Medical BV, The Netherlands, a developer of hybrid technology for tissue replacement. Terms of the Agreement call for the Registrant to receive an upfront payment of 500,000 Dutch Guilders ("dfl" or approximately $250,000 at current exchange rates) and two additional payments of 250,000 dfl (approximately $125,000 at current exchange rates) each on the first and second anniversary of the effective date of the Agreement. Pursuant to the Agreement, Matrix Medical was granted an option (the "Option") to acquire the PolyActive technology for 4 million dfl (approximately $2 million at current exchange rates) commencing in the third year of the Agreement and extending through the sixth year of the Agreement.

Throughout the term of the Agreement, which is the longer of ten years from the first commercial sales of product or the life of the patents, the Registrant will receive a royalty of 5% of net sales, declining to 2% of net sales if the Option is exercised. Further, the Agreement requires Matrix Medical to achieve certain milestones during the first three years of the Agreement. Failure to do so will result in its loss of exclusive rights to the patents and technology.

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
                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  July 7, 1997

                                                                 OSTEOTECH, INC.
                                                                    (Registrant)

                                                       By:/s/MICHAEL J. JEFFRIES
                                                       -------------------------
                                                             Michael J. Jeffries
                                                 Executive Vice President, Chief
                                                     Operating Officer and Chief
                                                    Financial Officer (Principal
                                                 Financial Officer and Principal
                                                             Accounting Officer)


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